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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:         3235-0104
                                                  Expires:    December 31, 2001
                                                  Estimated average burden
                                                  hours per response ...... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
    McKesson HBOC, Inc.                       (Month/Day/Year)            Claimsnet.com, Inc. ("CLAI")          (Month/Day/Year)
----------------------------------------      April 12, 2001             ----------------------------------
     (Last)     (First)     (Middle)       ----------------------------  5. Relationship of Reporting        -----------------------
                                           3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
    One Post Street                           Number of Reporting           (Check all applicable)              Group Filing (Check
----------------------------------------      Person (Voluntary)               Director     X    10% Owner      applicable line)
             (Street)                                                    -----            -----                X    Form filed by
                                           ----------------------------        Officer           Other       -----  One Reporting
    San Francisco, California 94104                                      ----- (give      -----  (specify           Person
--------------------------------------                                         title below)      below)             Form filed by
      (City)      (State)      (Zip)                                                                         -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock                                          1,514,285                       D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
                                                                               (Print or Type Responses)

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
 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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Explanation of Responses:

                                                                                      McKesson HBOC, Inc.

                                                                                      /s/ Ivan Meyerson                May, 22, 2001
**Intentional misstatements or omissions of facts constitute Federal Criminal         ------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              Name:  Ivan Meyerson                 Date
                                                                                      Title: Senior Vice President,
Note: File three copies of this form, one of which must be manually signed.                  General Counsel and
  If space provided is insufficient, See Instruction 6 for procedure.                        Corporate Secretary

Potential persons who are to respond to the collection of information contained in this form                                  Page 2
are not to respond unless the form displays a currently value OMB Number.                                            SEC 1473 (9/96)

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